Exhibit 99.1

Leading Independent Proxy Advisory Firm Glass Lewis Joins ISS and Egan-Jones in Recommending MiMedx Shareholders Vote “For” All Three of the Company’s Director Nominees

Glass Lewis and ISS Recommend Shareholders Vote AGAINST the Two Shareholder Proposals Submitted by Parker H. “Pete” Petit

MARIETTA, Ga., June 12, 2019 — MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that leading independent proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”) has joined Institutional Shareholder Services (“ISS”) and Egan-Jones Proxy Services (“Egan-Jones”) in recommending MiMedx shareholders vote “FOR” the Company’s three director nominees – K. Todd Newton, Dr. Kathleen Behrens Wilsey and Timothy R. Wright – on the BLUE proxy card in connection with the Company’s 2018 Annual Meeting of Shareholders to be held on June 17, 2019.

In its June 11, 2019 report, Glass Lewis concluded the following1:

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“Ultimately, we believe the election of the board’s new nominees, including the Company’s new CEO, would help to address the Company’s needs at this time as it seeks to continue to resolve the remaining issues stemming from the misconduct of former senior management, including Mr. Petit. In our view, their election to the board would represent a positive step forward for the Company under the leadership of new management and a reconstituted board, which should better position MiMedx to rebuild the trust of investors and other key stakeholders, drive sustainable business growth and financial performance, protect the interests of shareholders and enhance value in the long-term.”

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“We’re of the opinion that a return of Mr. Petit to the boardroom would be ill-advised, send the wrong message to the Company’s investors, customers, employees and regulators, and represent a very concerning step backwards just when the Company seems poised to return its focus on rebuilding investor trust and confidence and growing its business.”

•	“In our view, much of Mr. Petit’s telling of the Company’s recent issues reads as revisionist history written by the primary culprit in an attempt to justify his actions or somehow redeem himself.”

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“We believe Mr. Petit is more likely to embody the source, rather than the solution, to MiMedx’s past problems, and we generally consider him to be unfit for board service at MiMedx, and perhaps at any other public company.” (emphasis added)

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“In our opinion, a full and objective consideration of the factors and arguments presented during this campaign suggest that the return of Mr. Petit to the board, along with two other individuals nominated by Mr. Petit for election at this annual meeting and three more to be

[1]	Permission to use quotations neither sought nor obtained.

nominated at the Company’s next annual meeting — with a desire to gain majority control of the board — is not in the best interests of shareholders, given Mr. Petit’s involvement, culpability and unwillingness to accept any responsibility for the misconduct and poor behavior which resulted in the Company’s ill-fated position and the destruction of substantial shareholder value.”

•

“What is best for shareholders now is for MiMedx to get back on track, focus on developing and growing its business and go about the long process of recovering trust and building value… in May 2019 alone, the Company appointed a new permanent CEO, the audit committee completed its investigation and announced its findings and MiMedx entered into a cooperation agreement with its largest shareholder, Prescience, setting out a comprehensive board refreshment plan that will result in six new directors following the 2019 annual meeting, including in important leadership positions.”

In addition, Glass Lewis joined ISS in recommending shareholders vote against the two shareholder proposals submitted by Parker H. “Pete” Petit on the BLUE card.

MiMedx urges shareholders to follow the recommendations of all three leading proxy advisory firms, Glass Lewis, ISS and Egan-Jones, and vote “FOR” MiMedx’s highly qualified nominees online or by telephone, using the BLUE proxy card TODAY.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting MiMedx in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call toll-free at 1 (877) 800-5195

Banks and Brokers may call collect at 1 (212) 750-5833

Sidley Austin LLP is acting as legal advisor to MiMedx.

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.5 million allografts to date. For additional information, please visit www.mimedx.com.

Contacts

Investors:

Hilary Dixon

Corporate & Investor Communications

770.651.9066

investorrelations@mimedx.com

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Annabelle Rinehart

212.355.4449